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                                                                      Exhibit 23





                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Butler Manufacturing Company


We consent to incorporation by reference in the registration statement
(No. 333-02285) on Form S-8 of Butler Manufacturing Company of our report dated June 4, 1997, relating to the statements of net assets available for plan benefits of Butler Manufacturing Company 401(k) Employee Savings Trust Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the years then ended and the related supplemental schedules of assets held for investment purposes and reportable transactions, which report is included herein.




                                                      /s/KPMG Peat Marwick LLP


Kansas City, Missouri
June 26, 1997




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